Exhibit 99.1

For Immediate Release
NASDAQ Stock Market: MCBC

Macatawa Bank Corporation Reports
First Quarter 2019 Results

HOLLAND, Mich. (April 25, 2019) – Macatawa Bank Corporation (NASDAQ: MCBC) today announced its results for the first quarter of 2019, reflecting continued strong financial performance.

•	Net income of $7.6 million in first quarter 2019 versus $5.8 million in first quarter 2018 – up 33%
•	Growth in net interest income – up $1.8 million (13%) from first quarter 2018
•	Net interest margin of 3.54% in first quarter 2019, up from 3.34% in first quarter 2018
•	Decrease in total non-interest expense – down $196,000 (-2%) from first quarter 2018
•	Loan portfolio balances up by $59 million (4%) from first quarter 2018
•	Core deposit balances up by $57 million (4%) from first quarter 2018
•	Asset quality metrics remained strong

Macatawa reported net income of $7.6 million, or $0.22 per diluted share, in the first quarter 2019 compared to $5.8 million, or $0.17 per diluted share, in the first quarter 2018.

"We are pleased to report a continuation of strong performance for the first quarter of 2019,” said Ronald L. Haan, President and CEO of the Company. “Revenue growth, primarily from higher net interest income, along with a reduction in total non-interest expense resulted in a 33 percent increase in net income compared to the first quarter of 2018. Continued growth in our balances of loans has positively affected our net interest income while expenses have remained well-controlled.”

Mr. Haan concluded: "Our commitment to operating a well-disciplined company that delivers superior financial services to the communities of Western Michigan has again resulted in strong and consistent financial performance for our shareholders. The banking environment in Western Michigan remains highly competitive, and our continued success is a result of the efforts of a strong and committed team of professional bankers.”

Macatawa Bank Corporation 1Q Results / page 2 of 5

Operating Results
Net interest income for the first quarter 2019 totaled $16.0 million, an increase of $392,000 from the fourth quarter 2018 and an increase of $1.8 million from the first quarter 2018. Net interest margin was 3.54 percent, up 8 basis points from the fourth quarter 2018, and up 20 basis points from the first quarter 2018. Net interest income for the first quarter 2019 benefitted from the collection of $251,000 in prepayment fees on commercial loans, primarily related to one commercial relationship. Prepayment fees were only $16,000 in the fourth quarter 2018 and $2,000 in the first quarter 2018.

Average interest earning assets for the first quarter 2019 increased $27.7 million from the fourth quarter 2018 and were up $103.3 million from the first quarter 2018. This growth along with the improvement in net interest margin from rising rates and the prepayment fees discussed above were the primary contributors to the improvement in net interest income.

Non-interest income decreased $77,000 in the first quarter 2019 compared to the fourth quarter 2018 and increased $196,000 from the first quarter 2018. These changes were largely due to fluctuations in gains on sales of mortgage loans. Gains on sales of mortgage loans in the first quarter 2019 were down $80,000 compared to the fourth quarter 2018 and were up $70,000 from the first quarter 2018. The Bank originated $6.8 million in mortgage loans for sale in the first quarter 2019 compared to $9.9 million in the fourth quarter 2018 and $5.1 million in the first quarter 2018. The Bank originated $6.2 million in portfolio mortgage loans in the first quarter 2019 compared to $16.4 million in the fourth quarter 2018 and $16.1 million in the first quarter 2018. Investment service fees were up $30,000 in the first quarter 2019 compared to the fourth quarter 2018 and were up $72,000 compared to the first quarter 2018.

Non-interest expense was $11.2 million for the first quarter 2019, compared to $10.4 million for the fourth quarter 2018 and $11.4 million for the first quarter 2018. The largest component of non-interest expense was salaries and benefit expenses. Salaries and benefit expenses were down $21,000 compared to the fourth quarter 2018 and were up $50,000 compared to the first quarter 2018. The increase compared to the first quarter 2018 was due to annual merit and inflationary increases in salaries. The decrease from the fourth quarter 2018 was due to a higher level of variable based compensation in the fourth quarter 2018.

Nonperforming asset expenses increased $635,000 in the first quarter 2019 compared to the fourth quarter 2018 and decreased $408,000 compared to the first quarter 2018. Net losses of $126,000 were incurred on sales of foreclosed properties in the first quarter 2018, while net gains of $45,000 and $689,000 were incurred on sales in the first quarter 2019 and in the fourth quarter 2018, respectively. Net gains in the fourth quarter of 2018 were unusually high due to the sale of a property obtained upon default of a loan for a gain of $675,000. Additionally, writedowns on other real estate totaled $10,000 in the first quarter 2019 compared to $32,000 in fourth quarter 2018 and $280,000 in first quarter 2018. Other categories of non-interest expense were relatively flat compared to the fourth quarter 2018 and the first quarter 2018 due to a continued focus on expense management.

Macatawa Bank Corporation 1Q Results / page 3 of 5

Federal income tax expense was $1.7 million for the first quarter 2019 compared to $1.7 million for the fourth quarter 2018 and $1.2 million for the first quarter 2018. The effective tax rate was 18.3 percent for the first quarter 2019, compared to 19.8 percent for the fourth quarter 2018 and 17.6 percent for the first quarter 2018.

Asset Quality
As a result of the consistent improvements in nonperforming loans and past due loans over the past several quarters, the continued low historical loan loss ratios, and net loan recoveries experienced in the first quarter 2019, a negative provision for loan losses of $250,000 was recorded in the first quarter 2019. Net loan recoveries for the first quarter 2019 were $266,000, compared to fourth quarter 2018 net loan charge-offs of $776,000 and first quarter 2018 net loan recoveries of $175,000. The Company has experienced net loan recoveries in sixteen of the past seventeen quarters. Total loans past due on payments by 30 days or more amounted to $674,000 at March 31, 2019, down 23 percent from $877,000 at December 31, 2018 and down 59 percent from $1.6 million at March 31, 2018. Delinquency as a percentage of total loans was 0.05 percent at March 31, 2019, well below the Company’s peer level.

The allowance for loan losses of $16.9 million was 1.22 percent of total loans at March 31, 2019, compared to 1.20 percent of total loans at December 31, 2018, and 1.26 percent at March 31, 2018. The coverage ratio of allowance for loan losses to nonperforming loans continued to be strong and significantly exceeded 1-to-1 coverage at 41.3-to-1 as of March 31, 2019.

At March 31, 2019, the Company's nonperforming loans were $409,000, representing 0.03 percent of total loans. This compares to $1.3 million (0.09 percent of total loans) at December 31, 2018 and $324,000 (0.02 percent of total loans) at March 31, 2018. Other real estate owned and repossessed assets were $3.3 million at March 31, 2019, compared to $3.4 million at December 31, 2018 and $5.2 million at March 31, 2018. Total nonperforming assets, including other real estate owned and nonperforming loans, decreased by $1.9 million, or 34 percent, from March 31, 2018 to March 31, 2019.

A break-down of non-performing loans is shown in the table below.

Dollars in 000s	Mar 31, 2019	Dec 31, 2018	Sept 30, 2018	Jun 30, 2018	Mar 31, 2018

Commercial Real Estate	$213	$318	$121	$121	$121
Commercial and Industrial	---	873	---	2	201
Total Commercial Loans	213	1,191	121	123	322
Residential Mortgage Loans	195	112	2	2	2
Consumer Loans	1	1	---	---	---
Total Non-Performing Loans	$409	$1,304	$123	$125	$324

Macatawa Bank Corporation 1Q Results / page 4 of 5

Total non-performing assets were $3.7 million, or 0.19 percent of total assets, at March 31, 2019. A break-down of non-performing assets is shown in the table below.

Dollars in 000s	Mar 31, 2019	Dec 31, 2018	Sept 30, 2018	Jun 30, 2018	Mar 31, 2018

Non-Performing Loans	$409	$1,304	$123	$125	$324
Other Repossessed Assets	---	---	---	---	---
Other Real Estate Owned	3,261	3,380	3,465	3,872	5,223
Total Non-Performing Assets	$3,670	$4,684	$3,588	$3,997	$5,547

Balance Sheet, Liquidity and Capital
Total assets were $1.93 billion at March 31, 2019, a decrease of $49.2 million from $1.98 billion at December 31, 2018 and an increase of $62.1 million from $1.86 billion at March 31, 2018. Year-end assets typically increase due to seasonal inflow of business and municipal deposits. Total loans were $1.38 billion at March 31, 2019, a decrease of $21.1 million from $1.41 billion at December 31, 2018 and an increase of $59.0 million from $1.33 billion at March 31, 2018.

Commercial loans increased by $59.7 million from March 31, 2018 to March 31, 2019, along with an increase of $2.8 million in the residential mortgage portfolio, partially offset by a decrease of $3.5 million in the consumer loan portfolio. Commercial real estate loans increased by $42.9 million while commercial and industrial loans increased by $16.8 million during the same period.

The composition of the commercial loan portfolio is shown in the table below:

Dollars in 000s	Mar 31, 2019	Dec 31, 2018	Sept 30, 2018	Jun 30, 2018	Mar 31, 2018

Construction and Development	$102,133	$99,867	$93,794	$85,193	$81,948
Other Commercial Real Estate	470,667	468,840	459,146	461,808	447,922
Commercial Loans Secured by Real Estate	572,800	568,707	552,940	547,001	529,870
Commercial and Industrial	493,891	513,347	467,703	458,468	477,088
Total Commercial Loans	$1,066,691	$1,082,054	$1,020,643	$1,005,469	$1,006,958

Bond financing to commercial customers decreased by $9.9 million from March 31, 2018 to March 31, 2019. This decrease in bond financing combined with loan portfolio growth led to a total growth rate of 4% from March 31, 2018 to March 31, 2019.

Total deposits were $1.62 billion at March 31, 2019, down $58.9 million from $1.68 billion at December 31, 2018 and were up $57.0 million, or 4 percent, from $1.56 billion at March 31, 2018. The decrease in total deposits from December 31, 2018 was primarily in demand deposits (down $68.6 million) as municipal and business customers deployed their seasonal increase of year-end deposits in the first quarter 2019. Demand deposits were up $21.9 million in the first quarter 2019 compared to the first quarter 2018. Money market deposits and savings deposits were down $5.0 million from the fourth quarter 2018 and were down $10.2 million from the first quarter 2018. Certificates of deposit were up $14.7 million in the first quarter 2019 compared to December 31, 2018 and were up $45.4 million compared to March 31, 2018. As deposit rates have risen, the Bank has experienced some shifting between deposit types. The Bank continues to be successful at attracting and retaining core deposit customers. Customer deposit accounts remain insured to the highest levels available under FDIC deposit insurance.

Macatawa Bank Corporation 1Q Results / page 5 of 5

The Bank's risk-based regulatory capital ratios were higher at March 31, 2019 compared to March 31, 2018 and December 31, 2018 due to earnings growth, and continue to be at levels comfortably above those required to be categorized as “well capitalized” under applicable regulatory capital guidelines. As such, the Bank was categorized as "well capitalized" at March 31, 2019.

About Macatawa Bank
Headquartered in Holland, Mich., Macatawa Bank offers a full range of banking, retail and commercial lending, wealth management and ecommerce services to individuals, businesses and governmental entities from a network of 26 full-service branches located throughout communities in Kent, Ottawa and northern Allegan counties. The bank is recognized for its local management team and decision making, along with providing customers excellent service, a rewarding experience and superior financial products. Macatawa Bank has been recognized for the past five consecutive years as “West Michigan’s 101 Best and Brightest Companies to Work For”. For more information, visit www.macatawabank.com.

CAUTIONARY STATEMENT: This press release contains forward-looking statements that are based on management's current beliefs, expectations, assumptions, estimates, plans and intentions. Forward-looking statements are identifiable by words or phrases such as “anticipates,” "believe," "expect," "may," "should," "will," ”intend,” "continue," "improving," "additional," "focus," "forward," "future," "efforts," "strategy," "momentum," "positioned," and other similar words or phrases. Such statements are based upon current beliefs and expectations and involve substantial risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These statements include, among others, statements related to trends in our key operating metrics and financial performance, future levels of earnings and profitability, future levels of earning assets, future asset quality, future growth, and future net interest margin. All statements with references to future time periods are forward-looking. Management's determination of the provision and allowance for loan losses, the appropriate carrying value of intangible assets (including deferred tax assets) and other real estate owned and the fair value of investment securities (including whether any impairment on any investment security is temporary or other-than-temporary and the amount of any impairment) involves judgments that are inherently forward-looking. Our ability to sell other real estate owned at its carrying value or at all, reduce non-performing asset expenses, utilize our deferred tax asset, successfully implement new programs and initiatives, increase efficiencies, maintain our current level of deposits and other sources of funding, maintain liquidity, respond to declines in collateral values and credit quality, improve profitability, and produce consistent core earnings is not entirely within our control and is not assured. The future effect of changes in the real estate, financial and credit markets and the national and regional economy on the banking industry, generally, and Macatawa Bank Corporation, specifically, are also inherently uncertain. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed in or implied by such forward-looking statements. Macatawa Bank Corporation does not undertake to update forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

Risk factors include, but are not limited to, the risk factors described in "Item 1A - Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2018. These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

MACATAWA BANK CORPORATION
CONSOLIDATED FINANCIAL SUMMARY
(Unaudited)
(Dollars in thousands except per share information)

	1st Qtr	4th Qtr	1st Qtr
EARNINGS SUMMARY	2019	2018	2018
Total interest income	$19,189	$18,496	$16,019
Total interest expense	3,169	2,868	1,837
Net interest income	16,020	15,628	14,182
Provision for loan losses	(250)	850	(100)
Net interest income after provision for loan losses	16,270	14,778	14,282

NON-INTEREST INCOME
Deposit service charges	1,050	1,135	1,049
Net gains on mortgage loans	211	291	141
Trust fees	890	884	925
Other	2,177	2,095	2,017
Total non-interest income	4,328	4,405	4,132

NON-INTEREST EXPENSE
Salaries and benefits	6,244	6,265	6,194
Occupancy	1,093	948	1,072
Furniture and equipment	844	787	805
FDIC assessment	120	127	132
Problem asset costs, including losses and (gains)	53	(582)	461
Other	2,884	2,852	2,770
Total non-interest expense	11,238	10,397	11,434
Income before income tax	9,360	8,786	6,980
Income tax expense	1,714	1,743	1,225
Net income	$7,646	$7,043	$5,755

Basic earnings per common share	$0.22	$0.21	$0.17
Diluted earnings per common share	$0.22	$0.21	$0.17
Return on average assets	1.57%	1.47%	1.25%
Return on average equity	15.81%	15.12%	13.24%
Net interest margin (fully taxable equivalent)	3.54%	3.46%	3.34%
Efficiency ratio	55.23%	51.90%	62.43%

BALANCE SHEET DATA	March 31	December 31	March 31
Assets	2019	2018	2018
Cash and due from banks	$28,143	$40,526	$26,954
Federal funds sold and other short-term investments	115,843	130,758	103,898
Debt securities available for sale	224,645	226,986	214,269
Debt securities held to maturity	70,336	70,334	90,513
Federal Home Loan Bank Stock	11,558	11,558	11,558
Loans held for sale	512	415	-
Total loans	1,384,567	1,405,658	1,325,545
Less allowance for loan loss	16,892	16,876	16,675
Net loans	1,367,675	1,388,782	1,308,870
Premises and equipment, net	44,805	44,862	46,110
Bank-owned life insurance	41,433	41,185	40,494
Other real estate owned	3,261	3,380	5,223
Other assets	17,669	16,338	15,891

Total Assets	$1,925,880	$1,975,124	$1,863,780

Liabilities and Shareholders' Equity
Noninterest-bearing deposits	$466,631	$485,530	$453,993
Interest-bearing deposits	1,151,233	1,191,209	1,106,879
Total deposits	1,617,864	1,676,739	1,560,872
Other borrowed funds	60,000	60,000	80,667
Long-term debt	41,238	41,238	41,238
Other liabilities	8,812	6,294	5,627
Total Liabilities	1,727,914	1,784,271	1,688,404

Shareholders' equity	197,966	190,853	175,376

Total Liabilities and Shareholders' Equity	$1,925,880	$1,975,124	$1,863,780

MACATAWA BANK CORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA
(Unaudited)
(Dollars in thousands except per share information)

	Quarterly
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
	2019	2018	2018	2018	2018
EARNINGS SUMMARY
Net interest income	$16,020	$15,628	$15,162	$14,653	$14,182
Provision for loan losses	(250)	850	-	(300)	(100)
Total non-interest income	4,328	4,405	4,499	4,468	4,132
Total non-interest expense	11,238	10,397	11,239	11,259	11,434
Federal income tax expense	1,714	1,743	1,570	1,434	1,225
Net income	$7,646	$7,043	$6,852	$6,728	$5,755

Basic earnings per common share	$0.22	$0.21	$0.20	$0.20	$0.17
Diluted earnings per common share	$0.22	$0.21	$0.20	$0.20	$0.17

MARKET DATA
Book value per common share	$5.81	$5.61	$5.41	$5.28	$5.16
Tangible book value per common share	$5.81	$5.61	$5.41	$5.28	$5.16
Market value per common share	$9.94	$9.62	$11.71	$12.14	$10.27
Average basic common shares	34,040,380	34,031,454	34,014,319	34,016,679	34,010,396
Average diluted common shares	34,040,380	34,031,454	34,014,319	34,016,679	34,011,592
Period end common shares	34,044,149	34,045,411	34,014,319	34,014,319	34,017,525

PERFORMANCE RATIOS
Return on average assets	1.57%	1.47%	1.43%	1.44%	1.25%
Return on average equity	15.81%	15.12%	15.12%	15.23%	13.24%
Net interest margin (fully taxable equivalent)	3.54%	3.46%	3.37%	3.37%	3.34%
Efficiency ratio	55.23%	51.90%	57.16%	58.88%	62.43%
Full-time equivalent employees (period end)	332	334	332	339	332

ASSET QUALITY
Gross charge-offs	$157	$1,179	$30	$30	$97
Net charge-offs/(recoveries)	$(266)	$776	$(108)	$(320)	$(175)
Net charge-offs to average loans (annualized)	-0.08%	0.23%	-0.03%	-0.10%	-0.05%
Nonperforming loans	$409	$1,304	$123	$125	$324
Other real estate and repossessed assets	$3,261	$3,380	$3,465	$3,872	$5,223
Nonperforming loans to total loans	0.03%	0.09%	0.01%	0.01%	0.02%
Nonperforming assets to total assets	0.19%	0.24%	0.19%	0.21%	0.30%
Allowance for loan losses	$16,892	$16,876	$16,803	$16,695	$16,675
Allowance for loan losses to total loans	1.22%	1.20%	1.25%	1.26%	1.26%
Allowance for loan losses to nonperforming loans	4130.07%	1293.18%	13660.98%	13356.00%	5146.60%

CAPITAL
Average equity to average assets	9.93%	9.71%	9.47%	9.44%	9.42%
Common equity tier 1 to risk weighted assets (Consolidated)	12.55%	12.01%	12.13%	11.83%	11.67%
Tier 1 capital to average assets (Consolidated)	12.22%	12.12%	11.90%	11.91%	11.83%
Total capital to risk-weighted assets (Consolidated)	16.14%	15.54%	15.79%	15.49%	15.36%
Common equity tier 1 to risk weighted assets (Bank)	14.66%	14.09%	14.28%	14.01%	13.87%
Tier 1 capital to average assets (Bank)	11.90%	11.78%	11.56%	11.58%	11.50%
Total capital to risk-weighted assets (Bank)	15.73%	15.13%	15.36%	15.09%	14.96%
Tangible common equity to assets	10.29%	9.67%	9.59%	9.60%	9.42%

END OF PERIOD BALANCES
Total portfolio loans	$1,384,567	$1,405,658	$1,344,683	$1,327,686	$1,325,545
Earning assets	1,809,469	1,849,630	1,804,672	1,751,167	1,751,315
Total assets	1,925,880	1,975,124	1,919,273	1,872,541	1,863,780
Deposits	1,617,864	1,676,739	1,617,743	1,580,461	1,560,872
Total shareholders' equity	197,966	190,853	183,976	179,714	175,376

AVERAGE BALANCES
Total portfolio loans	$1,399,464	$1,363,548	$1,325,268	$1,327,408	$1,314,838
Earning assets	1,833,924	1,806,229	1,799,600	1,756,909	1,730,576
Total assets	1,948,301	1,918,543	1,915,655	1,872,559	1,845,911
Deposits	1,646,268	1,618,861	1,614,151	1,575,408	1,537,376
Total shareholders' equity	193,463	186,361	181,329	176,749	173,913